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Exhibit 99.1 News Release

   DIGI INTERNATIONAL AND SORRENTO NETWORKS ANNOUNCE DIGI'S REPURCHASE OF 1.2
                         MILLION SHARES HELD BY SORRENTO

MINNEAPOLIS & SAN DIEGO--May 2, 2003--Digi International'r' Inc. (Nasdaq: DGII) and Sorrento Networks Corporation (Nasdaq NM: FIBR) announced that they have agreed to the repurchase by Digi of 1,162,341 shares of its common stock held by Sorrento at a price of $4.26 per share.

This transaction will result in the acquisition of all of Sorrento's remaining equity interest in Digi. Closing is scheduled to occur on May 7, 2003.

Sorrento previously held shares in NetSilicon, Inc., a publicly traded developer of embedded device networking technology that Digi acquired in February 2002. All of the shares of Digi common stock that Sorrento holds were acquired in the NetSilicon merger. In December 2003 Digi purchased 1,162,342 of its shares from Sorrento, representing one-half of Sorrento's equity interest in Digi.

About Digi International
Digi International, based in Minneapolis, the leader in Connectware, makes device networking easy by manufacturing products and technologies that are cost effective and easy to use. Digi markets its products through a global network of distributors and resellers, systems integrators and original equipment manufacturers (OEMs).

For more information, visit Digi's web site at www.digi.com, or call 800-3344-4273 (U.S.), or 952-912-3444 (International).

About Sorrento Networks
Sorrento Networks, headquartered in San Diego, is a leading supplier of intelligent optical networking solutions for metro and regional applications worldwide. Sorrento Networks' products support a wide range of protocols and network traffic over linear, ring and mesh topologies. Sorrento Networks' existing customer base and market focus includes communications carriers in the telecommunications, cable TV and utilities markets. The storage area network
(SAN) market is addressed though alliances with SAN system integrators. Recent news releases and additional information about Sorrento Networks can be found at www.sorrentonet.com.

Contact:
Digi International Inc., Minneapolis
S. (Kris) Krishnan, 952/912-3125
s krishnan@digi.com
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or
The Investor Relations Group, New York
Tom Caden /Laura Wyrick/ Dian Griesel, 212/825-3210

or

Sorrento Networks, San Diego
Investor Contact
Joe Armstrong
(858) 450-4934
jarmstrong@sorrentonet.com
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Media Contact
Demetri Elias
(858) 450-4938
delias@sorrentonet.com
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